Exhibit 99.1

Sun Hydraulics Reports 2011 Sales of $204 Million with Earnings of $1.47 per share;

Announces Shared Distribution Based on 2011 Performance

SARASOTA, FLA, March 12, 2012 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the fourth quarter and year-end 2011 as follows:

(Dollars in millions except net income per share)

	December 31, 2011	January 1, 2011	Increase/Decrease

Twelve Months Ended
Net Sales	$204.2	$150.7	36%
Net Income	$37.7	$21.4	76%
Net Income per share:
Basic	$1.47	$0.84	75%
Diluted	$1.47	$0.84	75%

Three Months Ended
Net Sales	$45.7	$41.8	9%
Net Income	$6.1	$6.3	-3%
Net Income per share:
Basic	$0.24	$0.25	-4%
Diluted	$0.24	$0.25	-4%

Note: The Company announced a three-for-two stock split, effected in the form of a 50% stock dividend, to shareholders of record on June 30, 2011, payable on July 15, 2011. All earnings per share and weighted average share information reflect the 50% stock dividend.

“Sun grew its top line by 36% in 2011, and the bottom line by 76%,” reported Allen Carlson, Sun Hydraulics CEO and president. “Sales grew in all geographic markets with sales to North America increasing 40%, Europe 33%, and Asia/Pacific 30%.”

“In addition to our strong operational results in 2011, we engaged in a number of activities that position us well to take advantage of future growth opportunities,” added Carlson. “We opened a sales office in China, which helped us to increase sales by 49% in this region. Despite an end of year slow down in the region, we expect China to regain its growth trajectory in the long term. We added capability and capacity in 2011, notably in the design and manufacturing engineering area. These additions will help us develop the products and processes that will contribute to our growth. In September 2011, we acquired the remaining interest in High Country Tek (HCT). HCT products and capabilities integrate nicely with our line of electrically-actuated hydraulic valves, creating new opportunities in the marketplace.”

Commenting on the recent shared distribution, Carlson, said, “At the foundation of Sun’s success are its employees. Their creativity and dedication to quality and service make Sun the place it is today. In 2008, the Board initiated the concept of a shared distribution as a way to reward our employees and shareholders when Sun has a successful year. The shared distribution is at the discretion of the Board and may be considered annually. The Board voted unanimously to grant this year’s distribution totaling $7.7 million, with 60% provided to employees and 40% to shareholders.”

The 2011 shared distribution consists of a contribution for employees equal to 13.5% of wages, most of which will be paid into retirement plans via Sun Hydraulics stock, and a $0.12 per share cash dividend to shareholders. The shared distribution cash dividend is payable on March 31, 2012, to shareholders of record on March 22, 2012.

Concluding, Carlson said, “First quarter demand has rebounded and is forecast to be 5% above last year’s level. Orders are strong in all major geographic regions. Coupled with positive PMI numbers, we expect growth in 2012. We are ready for increasing demand and expect to continue to deliver strong operating results.”

Outlook

First quarter 2012 revenues are expected to be approximately $53 million, up approximately 5% from the first quarter of 2011. Earnings per share are estimated to be $0.37 to $0.39 compared to $0.38 in the same period a year ago.

Webcast

Sun Hydraulics Corporation will broadcast its 2011 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, March 13, 2012. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-221-9554 and using 1414483 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended October 1, 2011, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2011. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three Months Ended
	December 31, 2011	January 1, 2011

Net sales	$45,657	$41,772

Cost of sales	28,809	27,083

Gross profit	16,848	14,689

Selling, engineering and administrative expenses	6,376	5,935

Operating income	10,472	8,754

Interest income, net	(186)	(170)
Foreign currency transaction (gain) loss, net	(124)	59
Miscellaneous expense, net	168	103

Income before income taxes	10,614	8,762

Income tax provision	4,540	2,495

Net income	$6,074	$6,267

Basic net income per common share (1)	$0.24	$0.25

Weighted average basic shares outstanding (1)	25,729	25,504

Diluted net income per common share (1)	$0.24	$0.25

Weighted average diluted shares outstanding (1)	25,778	25,555

Dividends declared per share (1)	$0.090	$0.393

(1)	The Company announced a three-for-two stock split, effected in the form of a 50% stock dividend, to shareholders of record on June 30, 2011, payable on July 15, 2011. All per share and weighted average share information reflect the 50% stock dividend.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Twelve Months Ended
	December 31, 2011	January 1, 2011

Net sales	$204,171	$150,695

Cost of sales	124,956	98,352

Gross profit	79,215	52,343

Selling, engineering and administrative expenses	23,946	21,304

Operating income	55,269	31,039

Interest income, net	(775)	(653)
Foreign currency transaction (gain) loss, net	(161)	106
Miscellaneous income, net	(1,381)	(57)

Income before income taxes	57,586	31,643

Income tax provision	19,909	10,243

Net income	$37,677	$21,400

Basic net income per common share (1)	$1.47	$0.84

Weighted average basic shares outstanding (1)	25,642	25,428

Diluted net income per common share (1)	$1.47	$0.84

Weighted average diluted shares outstanding (1)	25,684	25,478

Dividends declared per share (1)	$0.403	$0.573

(1)	The Company announced a three-for-two stock split, effected in the form of a 50% stock dividend, to shareholders of record on June 30, 2011, payable on July 15, 2011. All per share and weighted average share information reflect the 50% stock dividend.

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2011	January 1, 2011
Assets
Current assets:
Cash and cash equivalents	$51,262	$33,206
Restricted cash	46	131
Accounts receivable, net of allowance for doubtful accounts of $83 and $82	16,227	16,399
Inventories	12,829	10,773
Income taxes receivable	120	1,154
Deferred income taxes	260	446
Marketable securities	21,832	11,614
Other current assets	1,354	2,556

Total current assets	103,930	76,279

Property, plant and equipment, net	56,959	53,127
Other assets	6,639	2,628

Total assets	$167,528	$132,034

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,402	$3,348
Accrued expenses and other liabilities	7,466	5,250
Dividends payable	2,318	1,531

Total current liabilities	14,186	10,129

Deferred income taxes	6,917	5,684
Other liabilities	1,149	1,197

Total liabilities	22,252	17,010

Shareholders’ equity:
Common stock	26	26
Capital in excess of par value	48,944	44,001
Retained earnings	98,426	71,132
Accumulated other comprehensive income (loss)	(2,120)	(135)

Total shareholders’ equity	145,276	115,024

Total liabilities and shareholders’ equity	$167,528	$132,034

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Twelve Months Ended
	December 31, 2011	January 1, 2011
Cash flows from operating activities:
Net income	$37,677	$21,400
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,721	6,873
(Gain) loss on disposal of assets	(32)	(43)
Gain on Investment in HCT	(1,244)
Stock-based compensation expense	1,752	1,149
Deferred director and phantom stock unit expense (income)	(22)	557
Stock compensation income tax benefit	(144)	(175)
Allowance for doubtful accounts	1	(8)
Provision for slow moving inventory	(19)	(159)
Provision for deferred income taxes	1,419	622
(Increase) decrease in:
Accounts receivable	741	(6,442)
Inventories	(1,593)	(2,815)
Income taxes receivable	1,178	506
Other current assets	(662)	(759)
Other assets, net	(1,081)	750
Increase (decrease) in:
Accounts payable	499	861
Accrued expenses and other liabilities	4,390	2,775
Other noncurrent liabilities	(37)	(2)

Net cash from operating activities	49,544	25,090

Cash flows used in investing activities:
Sale of China Joint Venture	1,451	—
Investment in HCT	(1,776)	—
Capital expenditures	(10,143)	(3,856)
Proceeds from dispositions of equipment	35	175
Purchases of marketable securities	(18,405)	(14,175)
Proceeds from sale of marketable securities	7,517	10,230

Net cash used in investing activities	(21,321)	(7,626)

Cash flows used in financing activities:
Repayment of debt	(100)	—
Proceeds from exercise of stock options	61	44
Stock compensation income tax benefit	144	175
Proceeds from stock issued	574	423
Dividends to shareholders	(9,596)	(14,635)

Net cash used in financing activities	(8,917)	(13,993)

Effect of exchange rate changes on cash and cash equivalents	(1,335)	(580)

Net decrease in restricted cash	(85)	(1)
Net increase in cash and cash equivalents	18,056	2,892

Cash and cash equivalents and restricted cash, beginning of period	33,337	30,446

Cash and cash equivalents and restricted cash, end of period	$51,308	$33,337

Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$17,456	$9,290
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$2,412	$—
Unrealized gain (loss) on available for sale securities	$(549)	$(59)

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated

Three Months
Ended December 31, 2011
Sales to unaffiliated customers	$31,199	$3,788	$5,677	$4,993	$—	$45,657
Intercompany sales	6,989	—	26	348	(7,363)	—
Operating income	8,366	317	1,025	788	(24)	10,472
Depreciation and amortization	1,240	31	85	220	—	1,576
Capital expenditures	3,009	40	7	309	—	3,365

Three Months
Ended January 1, 2011
Sales to unaffiliated customers	$26,170	$4,134	$5,000	$6,468	$—	$41,772
Intercompany sales	7,267	—	42	289	(7,598)	—
Operating income	6,528	592	935	700	(1)	8,754
Depreciation and amortization	1,361	23	109	241	—	1,734
Capital expenditures	1,688	76	6	26	—	1,796

Twelve Months
Ended December 31, 2011
Sales to unaffiliated customers	$131,714	$20,566	$27,997	$23,894	$—	$204,171
Intercompany sales	33,711	—	201	1,536	(35,448)	—
Operating income	41,847	2,492	6,715	4,167	48	55,269
Depreciation and amortization	5,308	114	357	942		6,721
Capital expenditures	9,324	274	63	482		10,143

Twelve Months
Ended January 1, 2011
Sales to unaffiliated customers	$94,067	$16,284	$19,770	$20,574	$—	$150,695
Intercompany sales	26,022	—	160	1,225	(27,407)	—
Operating income (loss)	22,040	2,246	4,024	2,822	(93)	31,039
Depreciation and amortization	5,388	89	429	967		6,873
Capital expenditures	3,400	217	27	212		3,856